EXHIBIT 11.1

           SUNRISE INTERANATIONAL LEASING CORPORATION AND SUBSIDIARIES

                         PER SHARE EARNINGS COMPUTATIONS


                                                       Six Months Ended
                                                       September 30, 1999
                                                   1999                1998
                                                ----------          ----------
Basic Earnings Per Share:

   Weighted average number of
     common shares outstanding                   7,259,000           7,812,000
                                                ==========          ==========


       Net income                               $1,919,000          $1,502,000
                                                ==========          ==========
       Net income per common and
         common equivalent share                $     0.26          $     0.19
                                                ==========          ==========

Diluted Earnings Per Share:

   Weighted average number of                    7,259,000           7,812,000
   Common stock equivalents
     from assumed exercise of
     options and warrants                          340,000              27,000
                                                ----------          ----------
       Total shares                              7,599,000           7,839,000
                                                ==========          ==========


       Net income                               $1,919,000          $1,502,000
                                                ==========          ==========

       Net income per common
         and common equivalent share            $     0.25          $     0.19
                                                ==========          ==========


Net income per common and common equivalent share is computed using the weighted average number of shares outstanding during each period.